Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Reports Strong Growth for Fiscal 2008 First Quarter

Success of Keurig single-cup brewing system drives strong sales growth

WATERBURY, Vt.--(BUSINESS WIRE)--Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2008 first quarter results for the thirteen weeks ended December 29, 2007.

Net sales for the first quarter of fiscal 2008 were up 52% to $126.4 million as compared to $83.3 million reported in the first quarter of fiscal 2007. Driving this growth during the first quarter of fiscal 2008, approximately 322,000 Keurig brewers were shipped, up 166% from the 121,000 Keurig brewers shipped during the first quarter of fiscal 2007, and the Green Mountain Coffee segment shipped over 130 million K-Cups, which was 60% more than the year-ago quarter.

Net income for the fiscal first quarter of 2008 was $2.9 million or $0.12 per diluted share, up 20% from $2.4 million or $0.10 per diluted share in the fiscal first quarter of 2007.

Excluding the impact of the non-cash amortization expense related to the Keurig intangibles of approximately $1.2 million (pre-tax) in each of the first quarters of fiscal 2008 and 2007, non-GAAP net income totaled $3.6 million in the first fiscal quarter of 2008 compared to non-GAAP net income of $3.2 million for the comparable year-ago period.

Lawrence J. Blanford, President and CEO, said, “We are off to a very strong start for fiscal year 2008 with our first quarter results. The robust growth rate of Keurig brewer sales during the holiday season of 2007 not only contributed meaningfully to our growth this past quarter, but also has potential for compelling benefits going forward, as we anticipate it will drive continued strong sales of K-Cups to support the increased installed base of brewers in consumers’ homes and away from home. At the same time, our success is built on the foundation of a long-standing commitment to social and environmental responsibility. I believe this socially conscious commitment, combined with our entrepreneurial approach to building our business to expand the reach of our brands, is a powerful business model for success, even in a tough economy. Going forward, we will continue to leverage the single-cup brewing opportunity, and its synergy with our traditional business, to further enhance the value creation opportunity of our enterprise.”

Fiscal 2008 First Quarter Financial Review

Net Sales

  Net sales for the Green Mountain Coffee segment for the first quarter of fiscal 2008 were up 27% to $77.8 million, prior to the elimination of inter-company sales, as compared to $61.3 million reported in the first quarter of fiscal 2007. Dollar sales growth was strongest in the channels that benefit from sales of the Keurig single-cup brewing system including office coffee service (OCS), reseller, and consumer direct channels. Green Mountain Coffee K-Cup® shipments of coffee, tea and hot cocoa increased 60% over the prior period. Coffee, tea and hot cocoa pounds shipped by channel are shown in the table accompanying this press release.
  Net sales for the Keurig segment (prior to the elimination of inter-company sales) included in the Company’s first quarter of fiscal 2008 were $63.8 million, up 115% from net sales of $29.7 million in the first fiscal quarter of 2007. This increase in sales was primarily due to higher brewer and K-Cup sales and royalty income from the sales of K-Cups. Further detail on shipments of Keurig brewers and K-Cups is provided in the chart accompanying this press release.
  As part of the consolidation, $9.6 million of inter-company Keurig segment sales and $5.6 million of inter-company Green Mountain Coffee segment sales were eliminated in the first quarter of fiscal 2008.
  Shipments of Fair Trade Certified™ and Fair Trade Certified organic lines, including Newman’s Own® Organics, were up 14% in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007. Fair Trade Certified and Fair Trade Certified organic coffees now represent approximately 30% of the Company’s coffee pounds shipped.

Costs, Margins and Income

  Cost of sales increased to 65.8% of total net sales compared to 62.0% for the corresponding quarter last year. The increase over last year is primarily due to the significant increase in sales of Keurig At Home single-cup brewers as a percentage of total net sales (which have lower gross margins than the Company’s other products). In addition, variations in sales mix (mostly related to the higher percentage of sales of K-Cups, which have a lower gross margin than other coffee products), higher green coffee costs and higher manufacturing costs due to the opening of a new K-Cup packaging facility in Essex, Vermont during the first quarter contributed to the increase in cost of sales as compared to the year ago first quarter.
  Selling, general and administrative (S,G&A) expenses improved as a percentage of net sales to 29.1% from 31.0% in the prior year quarter. This improvement in S,G&A margin was the result of leveraging selling and organizational resources on a higher sales base, most notably in the Keurig segment. This improvement was achieved even though the Keurig segment increased its selling and marketing expenses by 76% as compared to the same quarter last year to support increased marketing programs focused on driving sales of Keurig single-cup At Home brewers during the holiday season.
  Pre-tax non-cash stock compensation was $1,353,000 in the first fiscal quarter of 2008, up from $744,000 in the prior year period. The increase is primarily due to employee stock options assumed by the Company in its acquisition of Keurig, as well as new grants issued in fiscal 2007.
  The Company’s operating income was $6.5 million in the first quarter of fiscal 2008, as compared to $5.8 million reported in the first quarter of fiscal 2007, and, as a percentage of net sales, 5.2%, and 7.0%, respectively. The decline in operating margin was due to the lower gross margin.
  Interest expense declined by $249,000 this past quarter to $1.5 million from $1.8 million in the prior year first quarter due to lower interest rates and lower debt balances.
  Income before taxes for the first quarter of fiscal 2008 was $4.9 million as compared to $4.1 million reported in the first quarter of fiscal 2007.
  The Company’s tax rate was 40.0% as compared to 39.9% in the prior year quarter.
  Net income for the first quarter of fiscal 2008 was $2.9 million or 2.3% of net sales as compared to $2.4 million or 2.9% of net sales in the corresponding quarter last year.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2008:

  Total consolidated net sales growth of 40% to 45%, up from prior guidance of 35% to 40%, primarily due to anticipated strong sales of Keurig Single-Cup Brewers and K-Cups in the office coffee channel, consumer direct, reseller and supermarket channels.
  An operating margin in the range of 8.0% to 9.0%, including $4.8 million or $0.11 per diluted share for non-cash amortization expenses related to the identifiable intangibles.
  Interest expense of $6.5 million to $7.5 million.
  A tax rate of 40.0% as compared to 40.5% in fiscal 2007.
  Growth in net income and EPS at a similar to slightly higher rate of growth than the Company’s guidance for top line growth of 40% to 45%. Fully diluted GAAP earnings per share in the range of $0.72 to $0.77 per share, up from prior guidance of $0.70 to $0.75 per share, including the non-cash amortization expenses related to the identifiable intangibles mentioned above. Excluding the impact of these non-cash amortization expenses, non-GAAP EPS in the range of $0.83 to $0.88 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2008 in the range of $35 to $39 million, an increase over the previously estimated range for the year which was $28 to $32 million.
  Depreciation and amortization expenses in the range of $18 to $19 million including the $4.8 million for amortization of identifiable intangibles.

Company Estimates for Second Quarter Fiscal Year 2008:

  Total consolidated net sales growth of 40% to 45% primarily due to anticipated strong sales of Keurig Single-Cup Brewers and K-Cups in the office coffee channel, consumer direct, reseller and supermarket channels.
  An operating margin in the range of 8.5% to 9.5% including non-cash amortization expenses for identifiable intangibles of approximately $1.2 million or $0.03 per share.
  Fully diluted GAAP earnings per share in the range of $0.19 to $0.23 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce EPS by approximately $0.03 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today at 8:30 AM ET and will be available via live webcast on the Company’s website at www.GreenMountainCoffee.com and other major portals. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 4469508 from 12:30 PM ET on January 31st through 12:30 PM ET on Tuesday, February 5th, 2008.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells more than 100 high-quality selections, including Fair Trade Certified™ and organic coffees under the Green Mountain Coffee Roasters® and Newman’s Own® Organics brands through its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com). Its wholly-owned subsidiary, Keurig, is a pioneer and leading manufacturer of gourmet single-cup brewing systems. Keurig offers its brewers, and K-Cups® from a variety of roasters, through wholesale, resellers and directly to consumers, while Green Mountain Coffee licenses, manufactures and sells its coffee as well as hot cocoa and tea K-Cups® for use in Keurig brewers. Green Mountain Coffee Roasters has been ranked No. 1 on the list of “100 Best Corporate Citizens,” for the past two years, and has been recognized repeatedly by Forbes, FORTUNE Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on retail sales of consumer sentiment regarding the health of the economy, the Company’s success in efficiently expanding operations and capacity to meet growth, business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, the unknown impact of management changes, Keurig’s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee’s level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

GREEN MOUNTAIN COFFEE ROASTERS, INC. Unaudited Consolidated Statements of Operations (Dollars in thousands except per share data)

	Thirteen weeks ended December 29, 2007	Thirteen weeks ended December 30, 2006
Net sales	$126,445	$83,341
Cost of sales	83,156	51,656
Gross profit	43,289	31,685

Selling and operating expenses	27,034	19,272
General and administrative expenses	9,724	6,592
Operating income	6,531	5,821

Other income	(114)	38
Interest expense	(1,544)	(1,793)
Income before income taxes	4,873	4,066

Income tax expense	(1,948)	(1,624)
Net income	$2,925	$2,442
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Basic income per share:
Weighted average shares outstanding	23,617,625	22,953,960
Net income	$0.12	$0.11

Diluted income per share:
Weighted average shares outstanding	25,424,541	24,229,683
Net income	$0.12	$0.10

GREEN MOUNTAIN COFFEE ROASTERS, INC. Unaudited Consolidated Balance Sheets (Dollars in thousands)

	December 29, 2007	September 29, 2007

Assets
Current assets:
Cash and cash equivalents	$378	$2,818
Restricted cash and cash equivalents	161	354
Receivables, less allowances of $2,512 and 1,600 at December 29, 2007 and September 29, 2007, respectively	59,815	39,373
Inventories	47,822	38,909
Other current assets	4,097	2,811
Deferred income taxes, net	4,928	3,558
Total current assets	117,201	87,823

Fixed assets, net	70,011	65,692
Intangibles, net	33,005	34,208
Goodwill	73,840	73,840
Other long-term assets	3,663	2,964

Total assets	$297,720	$264,527
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Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$57	$63
Accounts payable	40,825	37,778
Accrued compensation costs	6,589	7,027
Accrued expenses	15,623	9,866
Income tax payable	120	1,443
Other short-term liabilities	1,428	871
Total current liabilities	64,642	57,048

Long-term debt	107,335	90,050
Deferred income taxes, net	19,792	18,330

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued - 24,934,810 at December 29, 2007 and 24,697,008 shares at September 29, 2007, respectively	2,493	2,470
Additional paid-in capital	49,948	45,704
Retained earnings	61,906	58,981
Accumulated other comprehensive (loss)	(852)	(512)
ESOP unallocated shares, at cost - 23,284 shares	(208)	(208)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	105,951	99,099

Total liabilities and stockholders' equity	$297,720	$264,527
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GREEN MOUNTAIN COFFEE ROASTERS, INC. Total Coffee, Tea and Hot Cocoa Pounds Shipped by Green Mountain Coffee Segment (Unaudited Pounds in Thousands)

CHANNEL	Q1 – FY08 13 wks. ended 12/29/07	Q1 – FY07 13 wks. ended 12/30/06	Q1 Y/Y lb. Change	Q1 % Y/Y lb. Change
Supermarkets	1,759	1,672	87	5.2%
Resellers	497	259	238	91.9%
Convenience Stores	1,500	1,467	33	2.2%
Office Coffee Srvs	2,455	1,830	625	34.2%
Food Service	1,429	1,350	79	5.9%
Consumer Direct	481	311	170	54.7%
Totals	8,121	6,889	1,232	17.9%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Note: The Resellers channel includes shipments of Green Mountain Coffee segment manufactured products to Keurig Inc. and other resellers for sales to either the retail channel such as department stores or sales via internet websites.

Company-wide Keurig brewer and K-Cup shipments (Unaudited data and in thousands)

	Q1 FY08 13 wks ended 12/29/07	Q1 FY07 13 wks ended 12/30/06	Q1 Y/Y Increase	Q1 % Y/Y Increase
At Home Brewers (Consumer)	288	109	179	164%
Away from Home Brewers (Commercial)	34	12	22	183%
Total Keurig brewers shipped (1)	322	121	201	166%
Total K-Cups shipped (system-wide) (2)	230,192	145,570	84,622	58%
Total K-Cups sold by GMC (3)	130,478	81,509	48,969	60%

(1) Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada. Cumulative brewers shipped life to date to customers in the U.S./Canada as of 12/29/07 is 1,276,000 units 216,000 for Away from Home brewers and 1,060,000 for At Home brewers.

(2) Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig. Cumulative K-Cups shipped life to date was 2.288 billion as of 12/29/07.

(3) Total K-Cups sold by the Green Mountain Coffee (GMC) segment are under the brands Green Mountain Coffee, Newman’s Own Organics coffee and Celestial Seasonings Teas.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Frances G. Rathke, 802-244-5621, x.2300
CFO